EXHIBIT 99.2

Mix1 Life Inc. Closes Acquisition of Nationally Recognized Energy Drink "No Fear"

Acquisition Significantly Expands mix1's Target Market

SCOTTSDALE, AZ, March 31, 2015 /PRNewswire/ -Mix1 Life, Inc., (MIXX) announced today that the Company completed the acquisition of the "No Fear" beverage license asset from Shadow Beverages and Snacks LLC, which includes the "No Fear" beverage license, operating system, and sales support behind its current distribution network. The Company is paying approximately $12.2 million in a combination of restricted common stock, cash, and debt for the license and related assets. The beverage license "No Fear" generated approximately $4.3 million in revenue for the trailing twelve months ended December 31, 2014.

No Fear is an energy drink distributed primarily through a Direct Store Delivery ("DSD") network, which includes many of the independent Pepsi Bottlers. Recently, the brand has expanded nationally in the food service channel through an agreement with a national distributor.

"This acquisition and resulting combination of two nationally recognized brands, 'No Fear' energy drink and our existing 'mix1' protein drink, will significantly increase the size of our addressable target market and improve national expansion opportunities for these brands by leveraging the strengths of both assets", said Cameron Robb, CEO at mix1. "In addition, we will be able to more efficiently leverage our selling and operating systems from the combined entities."

George Martinez, President and Founder of Shadow Beverages, stated, "We are very excited to join the mix1 team and bring our many years of operational, marketing and sales network experience to the Company. We believe the combined experience of the two companies will accelerate the growth of both brands."

The expanded mix 1 management team has deep roots in the beverage industry with experience across all functions, including many years of experience expanding major brands through leading distributors and retailers. At the same time. the team has an entrepreneurial spirit that supports a company that is focused on accelerating the growth of its brand partners. The Company understands that the business starts with understanding the demands of its customers, and it is a business that is done one transaction at a time at store level.

About Shadow Beverages and Snacks, LLC

Shadow Beverages and Snacks, located in Phoenix, Arizona, is a world class accelerator of beverage and snack products. With a team of experienced beverage experts across all disciplines, Shadow has developed an infrastructure to support brand building and brand development. Shadow's mission is to work with its' Brand Partners to create customized brand strategies to build brand reach and drive market success.

To learn more about Shadow, visit our website at www.shadowbev.com. For more information on mix1 and this transaction, visitwww.mix1life.com or read the 8k at www.sec.gov

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About Mix1 Life, Inc.

Mix1 Life, Inc., ("MIXX" or "mix1"), is the innovator and distributor of mix1 natural nutritional products. Here at Mix1 the philosophy is pretty simple: we only create products with natural, high-quality ingredients that are truly functional. We believe natural products are better than artificial ones and are the key to leading a healthy balanced life. As a company we want to improve people's lives by promoting active lifestyles and overall health. Mix1 has the perfect mix to fit your life and schedule. Never again will you miss getting the necessary nutrients because you were too busy to eat. We strive to help you make healthy choices during your busy day in order to help you feel your best not only today, but every day.

For more information on Mix1, visit www.mix1life.com

Cautionary Note Regarding Forward-Looking Statements. This press release contains forward-looking statements that involve risks and uncertainties, including the Company's beliefs about its business prospects and future results of operations. Some factors that could cause actual results to differ materially include economic and operational risks, changes in anticipated earnings, continuation of current contracts, and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Forms 10-KSB and 10-QSB. The Company forecasts provided above are dynamic and therefore refer only to this release date. The Company does not undertake to update any forecasts that it may make available to the investing public.

Company Contact:

Mix1 Life, Inc.

Cameron Robb, CEO

crobb@mix1life.com

Investor Relations Contact:

ICR, LLC

John Mills (646) 277-1254

john.mills@icrinc.com

SOURCE Mix1 Life, Inc.